Exhbit 99.2
SCOLR Pharma, Inc. Reports First Quarter 2008 Financial Results

BELLEVUE, WA - May 2, 2008, - SCOLR Pharma, Inc. (AMEX: DDD) today reported financial results for the three months ended March 31, 2008.  The Company will host a live conference call today, May 2, 2008, at 11:30 a.m. (Eastern Daylight Time).

Daniel O. Wilds, SCOLR Pharma's President and CEO, stated, “We are optimistic about the Company’s future as we continue to advance development of our lead product candidates, ibuprofen and pseudoephedrine. During the first quarter, we completed two product performance pivotal trials to evaluate the safety and efficacy of our over-the-counter (OTC) 12-hour CDT-based ibuprofen, continued stability testing, and initiated work to design a label comprehension study in support of our New Drug Application (NDA).  We now expect to start a third pivotal trial and a label comprehension study by the end of the second quarter of 2008.  Our activities to submit an Abbreviated New Drug Application (ANDA) for a 12-hour CDT-based pseudoephedrine product to the FDA in 2008 are progressing well and we remain confident in the potential for our lead product candidates. In addition, we are managing the Company's resources carefully as we advance and appropriately pace the development of our pipeline. We expect that the proceeds of the recently announced $4.1 million buyout of the lease of the Company's corporate facility will provide us with sufficient resources to fund our operations through 2009.”

Total revenues of $265,555 were 76% or $854,364 lower for the three months ended March 31, 2008, compared to $1.1 million for the same period in 2007. The higher level of revenues for 2007 was primarily due to $795,000 of research and development fees and licensing revenues from a license agreement that was terminated in the first quarter of 2007.

Royalty income increased 19%, or $43,221 to $265,555 in the first quarter of 2008 compared to the fourth quarter of 2007. This increase reflects the positive trend in sales of SCOLR’s nutritional products from its alliance with Perrigo. Royalty income decreased 18%, or $60,065 to $265,555 for the first quarter of 2008, compared to $325,620 for the same period in 2007. Royalty payments from Perrigo are based solely on Perrigo’s net profits of CDT-based products. SCOLR expects sales to increase during the remainder of 2008 as Perrigo expands sales at a large national retailer.

Net loss increased 5%, or $97,049 to $2.0 million for the three months ended March 31, 2008, compared to $1.9 million for the same period in 2007. The increase in net loss was primarily due to lower revenues offset by lower operating expenses.

Research and development expenses decreased 51%, or $912,662 to $883,212 for the three months ended March 31, 2008, compared to approximately $1.8 million for the same period in 2007. This decrease was primarily due to our previously reported decision to defer development activities on certain projects pending additional funding, as well as the delayed commencement of our third ibuprofen trial while we waited for guidance from the FDA regarding our special protocol assessment.

Marketing and selling expenses decreased 5%, or $12,189 to $237,693 for the three months ended March 31, 2008, compared to $249,882 for the same period in 2007, primarily due to a reduction of $7,371 of non-cash, share-based compensation expense related to stock option grants. Additionally, advertising and tradeshow expense decreased $6,773 due to a reduction in advertising, reduced participation in tradeshows and commission expense decreased $4,363 due to lower royalty income. These expense decreases were offset by an increase in payroll related expenses due to annual increases.

General and administrative expenses increased 5%, or $55,786 to $1.23 million for the three months ended March 31, 2008, compared to $1.18 million for the same period in 2007, primarily due to increases in payroll related expenses and the non-cash, share-based compensation expense related to stock option grants.

As of March 31, 2008, SCOLR had $9.5 million of working capital compared to $14.7 million as of March 31, 2007.  With the additional $4.1 million of proceeds from the buyout of the lease of the Company’s corporate facility, the Company expects to have sufficient liquidity to fund its operations through 2009.

SCOLR Conference Call

As previously announced, SCOLR Pharma will host a conference call on May 2, 2008, at 11:30 a.m. (Eastern Daylight Time). Shareholders and other interested parties may participate in the conference call by dialing +1 888 713 4215 (domestic) or +1 617 213 4867 (international) and entering access code 75175619, a few minutes before 11:30 a.m. EDT on May 2, 2008. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.scolr.com.

A replay of the conference call will be accessible two hours after its completion through May 16, 2008, by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 43955907. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com, and www.scolr.com.

About SCOLR Pharma:

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platform is based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.373.0171 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

SCOLR Pharma, Inc.

CONDENSED BALANCE SHEETS

	March 31, 2008 (Unaudited)	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$9,459,276	$11,825,371
Accounts receivable	264,038	225,900
Interest and other receivables	185	16
Prepaid expenses	382,008	423,213
Total current assets	10,105,507	12,474,500

Property and Equipment — net of accumulated depreciation of $1,048,943 and $964,738, respectively	664,726	748,931
Intangible assets — net of accumulated amortization of $404,668 and $385,452, respectively	507,051	464,023
	$11,277,284	$13,687,454

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$214,300	$757,420
Accrued liabilities	348,437	586,849
Current portion of term loan	81,930	80,047
Total current liabilities	644,667	1,424,316

Long-term portion of term loan	89,917	111,119
Total liabilities	734,584	1,535,435

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, authorized 5,000,000 shares, $.01 par value, none issued or outstanding	—	—
Common stock, authorized 100,000,000 shares, $.001 par value 41,128,359 and 40,991,385 issued and outstanding as of March 31, 2008 and December 31, 2007, respectively	41,128	40,991
Additional paid-in capital	70,327,838	69,945,666
Accumulated deficit	(59,826,266)	(57,834,638)
Total stockholders’ equity	10,542,700	12,152,019
	$11,277,284	$13,687,454

SCOLR Pharma, Inc.

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2008	2007
Revenues
Licensing fees	$—	$173,077
Royalty	265,555	325,620
Research and development	—	621,222
Total revenues	265,555	1,119,919

Operating expenses
Marketing and selling	237,693	249,882
Research and development	883,212	1,795,874
General and administrative	1,232,284	1,176,498
Total operating expenses	2,353,189	3,222,254
Loss from operations	(2,087,634)	(2,102,335)

Other income (expense)
Interest income	100,319	204,976
Interest expense	(4,313)	(161)
Other	—	2,941
	96,006	207,756
Net Loss	$(1,991,628)	$(1,894,579)
Net loss per share, basic and diluted	$(0.05)	$(0.05)
Shares used in computing basic and diluted net loss per share	41,025,450	38,084,501

Contacts:
Investor Relations:
Cameron Associates
Kevin McGrath
212.245.4577
Kevin@cameronassoc.com